Exhibit 99.1
Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161

News Release

Media Contact                Investor Relations Contact
John Sahlberg                Wayne Rancourt
Office 208-384-6451                Office 208-384-6073

For Immediate Release: January 8, 2015

Tom Corrick Transitioning to CEO at Boise Cascade Company
BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that Tom Corrick will become its new chief executive officer, effective March 6, 2015. Corrick will replace Tom Carlile who has elected to retire after 42 years with Boise Cascade and its predecessor companies. Carlile has served as CEO of Boise Cascade since 2009.
Corrick was elected Boise Cascade’s chief operating officer in 2014. During his 31 years with the Company, he has served as the senior vice president of Wood Products Manufacturing, senior vice president of Engineered Wood Products and has held various management and financial positions with the company. “I am excited to have the opportunity to guide Boise Cascade. We have great people and leading positions in each of our key businesses, and we are very well positioned to take advantage of the recovering housing market,” says Corrick. “I also want to thank Tom Carlile who led us through the most difficult market our industry has seen since the Great Depression while simultaneously driving a growth strategy that substantially increased our market position in both manufacturing and distribution. On behalf of the company, its 5,600 employees and the Board of Directors, I want to thank Tom for his outstanding contributions, and I look forward to continuing to work with him as he continues to serve on our Board.”
Tom Carlile became CEO of Boise Cascade Holdings, LLC in 2009, and CEO of Boise Cascade Company following its initial public offering in February 2013. Over the past six years, Carlile led a transformation of the company which made acquisitions and invested in its manufacturing and distribution businesses during the recession to take advantage of the economic recovery. “Tom Corrick knows our customers, our employees, and our industry and will focus on growing this company just as he grew our engineered wood products business to be one of the industry leaders. I have had the pleasure of working with Tom for much of his career, and I can say without hesitation that we are fortunate to have him leading Boise Cascade as the company continues to grow,” stated Carlile.
Corrick currently serves as the First Vice Chairman of the American Wood Council and on the Board of the Treasure Valley YMCA. He has a bachelor’s and master’s degree in business administration from Texas Christian University.

About Boise Cascade
Boise Cascade is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.